EXHIBIT 1
                                    ---------



October 3, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 3, 2003, to be filed by our former client, HMG/Courtland Properties, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.



Very truly yours,



BDO Seidman, LLP



cc:  Mr. Lawrence Rothstein
     Mr. Walter Arader